Exhibit 10.1

364-DAY CREDIT AGREEMENT dated as of July 24, 2006

among

THE VALSPAR CORPORATION

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

BARCLAYS BANK PLC,

as Syndication Agent

WACHOVIA CAPITAL MARKETS, LLC and BARCLAYS CAPITAL,

as Co-Lead Arrangers and Joint Bookrunners

SCHEDULES:
Schedule 1.01	Domestic Material Subsidiaries
Schedule 2.01 --	Commitments
Schedule 3.08 --	Subsidiaries
Schedule 3.13 --	Environmental Matters
EXHIBITS:
Exhibit A --	Form of Assignment and Assumption
Exhibit B --	Form of Opinion of Lindquist & Vennum, PLLP
Exhibit C --	Form of Compliance Certificate
Exhibit D --	Form of Guarantee Agreement
Exhibit E --	Form of Indemnity, Subrogation and Contribution Agreement

364-DAY CREDIT AGREEMENT dated as of July 24, 2006, among THE VALSPAR CORPORATION, a Delaware corporation (the “Company”); the LENDERS from time to time party hereto; WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and BARCLAYS BANK PLC, as Syndication Agent.

The Company has requested the Lenders to extend Commitments under which the Company may obtain revolving loans in an aggregate principal amount at any time outstanding not greater than US$350,000,000.

The Lenders are willing to establish the credit facilities referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01	Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction pursuant to which the Company or any of the Subsidiaries directly or indirectly, in its own name or by or through a nominee or an agent (a) acquires equity Securities (or warrants, options or other rights to acquire such Securities) of any Person other than the Company or a Person which is, prior to such acquisition, a Subsidiary of the Company, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, (b) makes any Person a Subsidiary of the Company, or causes any Person other than a Subsidiary to be merged into the Company or any of its Subsidiaries, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person’s then outstanding Securities, in exchange for such Securities, of cash or Securities of the Company or any of its Subsidiaries, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any Person or line of business or business unit (or substantially all of the assets comprising a line of business or business unit) of any Person.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Agent” means Wachovia Bank, National Association, in its capacity as Administrative Agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means (a) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (b) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (c) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means at any time, with respect to any Lender, such Lender’s percentage of the total Commitments and/or Loans outstanding.

“Applicable Rate” means, for any day, the following applicable rate per annum: (a) with respect to any Eurocurrency Revolving Loan, (i) for the first four-months following the Effective Date, Adjusted LIBO plus 0.32% and (ii) thereafter, Adjusted LIBO plus 0.40%; provided, however, if the Company elects to exercise the Term-Out Option, the Applicable Rate for the portion of the Eurocurrency Revolving Loans outstanding shall be Adjusted LIBO plus 0.75% during the Term-Out Period and (b) with respect to the facility fees payable hereunder, (i) for the first four-months following the Effective Date, 0.08% on the full principal amount thereof and (ii) thereafter, 0.10% on the full principal amount thereof; provided, however, if the Company elects to exercise the Term-Out Option, no facility fee shall be owing during the Term-Out Period.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and reasonably acceptable to the Company.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and as to which a single Interest Period is in effect.

“Borrowing Minimum” means US$5,000,000.

“Borrowing Multiple” means US$1,000,000.

“Borrowing Request” means a request by the Company for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” shall have the meaning set forth in the Existing Credit Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Charlotte, North Carolina are authorized or required by law to remain closed.

“Calculation Date” means the last Business Day of each calendar month.

“Capital Stock” means any capital stock (other than Redeemable Preferred Stock) of the Company or any Consolidated Subsidiary (to the extent issued to a Person other than the Company), whether common or preferred.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System established pursuant to CERCLA.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Commitment” means with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Lender’s Applicable Percentage of the total Commitments.

“Company” means The Valspar Corporation, a Delaware corporation.

“Consolidated Debt” means at any date the Debt of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated EBITDA” for any period means the sum of (a) Consolidated Net Income for such period, (b) Consolidated Interest Expense for such period, (c) taxes on income of the Company and its Consolidated Subsidiaries for such period to the extent deducted in determining Consolidated Net Income for such period, (d) Depreciation for such period and (e) amortization of intangible assets of the Company and its Consolidated Subsidiaries for such period. In determining Consolidated EBITDA for any period, any Consolidated Subsidiary acquired during such period by the Company or any other Consolidated Subsidiary shall be included on a pro forma, historical basis as if it had been a Consolidated Subsidiary during such entire period.

“Consolidated Interest Expense” for any period means interest, whether expensed or capitalized, in respect of Debt of the Company or any of its Consolidated Subsidiaries outstanding during such period.

“Consolidated Net Income” means, for any period, Reported Net Income, excluding (a) extraordinary items and (b) any equity interests of the Company or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

“Consolidated Operating Profits” means, for any period, the Operating Profits of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Company in its consolidated financial statements as of such date.

“Consolidated Total Assets” means, at any time, the Total Assets of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

“Debt” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, but only if such obligations are, in accordance with GAAP, recorded on such Person’s financial books as long-term debt, (d) all obligations of such Person as lessee under capital leases, (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (f) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (g) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (h) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (i) all Debt of others Guaranteed by such Person, and (j) the net obligation of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (and for purposes of this Agreement, the net amount which such Person is obligated to pay under any such agreement upon termination of such agreement shall be deemed to constitute the principal amount of such net obligation).

“Debt Issuance” shall mean the issuance of debt in the financial, banking, or capital markets by the Company or any of its Subsidiaries evidenced by bonds, debentures, notes, loan agreements or other similar instruments.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Depreciation” means for any period the sum of all depreciation expenses of the Company and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

“Domestic Material Subsidiary” means any Material Subsidiary that is a Domestic Subsidiary.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State or territory thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Environmental Authority” means any Governmental Authority that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Company or any Subsidiary required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirement, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from or in any way associated with any Environmental Requirement, Environmental Judgments and Orders, Environmental Notices, Environmental Proceedings, or Environmental Releases.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of alleged material noncompliance with or material liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings to which the Company or any Subsidiary is a party or to which their respective properties are subject, arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any Environmental Requirement.

“Environmental Requirement” means any legal requirement relating to health, safety or the environment, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees, judgments, injunctions and common law.

“Equity Interests” means shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person.

“Equity Issuance” shall mean any issuance by the Company or any of its Subsidiaries to any Person which is not the Company or a Subsidiary of the Company of (a) shares or interests of its Equity Interests, (b) any shares or interests of its Equity Interests pursuant to the exercise of options or warrants or similar rights, (c) any shares or interests of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) warrants or options or similar rights that are exercisable or convertible into shares or interests of its Equity Interests. The term “Equity Issuance” shall not include (i) any equity issued constituting consideration for a Permitted Acquisition, (ii) any Debt Issuance or (iii) any shares or Equity Interests issued to any current or former employee, director or consultant as compensation under any option, restricted share, bonus, incentive or similar plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Excess Margin Stock” means that portion, if any, of the Margin Stock owned by the Company and the Subsidiaries that must be excluded from the restrictions imposed by Section 5.08 and Section 5.11 in order for the value (determined in accordance with Regulation U) of Margin Stock subject to such Section to account for less than 25% of the aggregate value (as so determined) of all assets subject to such Section.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under which such recipient is organized or in which its principal office is located or in which its applicable lending office is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, and (c) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.14(e), except, in the case of clause (c) above, to the extent that (i) such Lender (or its assignor, if any) shall have been entitled, at the time it became party to this Agreement or designated such new lending office, to receive additional amounts with respect to any withholding tax or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type.

“Existing Credit Agreement” means the Five-Year Credit Agreement dated as of October 25, 2005 among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Europe Limited, as London Administrative Agent, and JPMorgan Australia Limited, as Australian Administrative Agent.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fiscal Quarter” means any fiscal quarter of the Company.

“Fiscal Year” means any fiscal year of the Company.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 8.04(h).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit D, between the Subsidiary Guarantors and the Administrative Agent for the benefit of the Lenders.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. ss. 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Huarun Acquisition” means the acquisition of all or substantially all of the assets (or capital stock) of Huarun Paints Holdings Co. Ltd.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnity, Subrogation and Contribution Agreement” shall mean the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit E, among the Company, the Subsidiary Guarantors and the Administrative Agent.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Company may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Debt at the end of the most recent fiscal quarter for which financial statements have been delivered to Consolidated EBITDA for the period of four consecutive fiscal quarters then ended.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by Wachovia at approximately 11:00 a.m., London time, on the date two Business Days prior to the beginning of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease (but not an operating lease) or other title retention agreement relating to such asset.

“Lilly Securities” means the 7¾% Senior Notes due 2007 issued under the Indenture dated as of November 10, 1997, between Lilly Industries, Inc. and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and each promissory note delivered pursuant to this Agreement, as such documents may be amended, modified, supplemented, or restated from time to time.

“Loans” means the loans made by the Lenders to the Company pursuant to this Agreement.

“Local Time” means Charlotte, North Carolina time.

“Margin Stock” means “margin stock” as defined in Regulation T, U or X of the Board, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means any event, act, condition or occurrence that, alone or in conjunction with one or more other events, acts, conditions or occurrences, has resulted or is reasonably likely to result in a material adverse effect on (a) the financial condition, operations, business or properties of the Company and the Consolidated Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents or the ability of the Company to perform its obligations under the Loan Documents to which it is a party or (c) the legality, validity or enforceability of any Loan Document.

“Material Subsidiary” means, on any date, any Subsidiary that either (a) had, at the end of the most recently ended Fiscal Year, assets with a book value greater than 10% of Consolidated Total Assets at the end of such Fiscal Year (or, with respect to any Subsidiary that shall have been acquired by the Company since the end of such Fiscal Year, that had, at the time of such acquisition, assets with a book value greater than 10% of Consolidated Total Assets at the end of such Fiscal Year), or (b) contributed more than 5% of Consolidated Operating Profits for the most recently ended Fiscal Year (or, with respect to any Subsidiary that shall have been acquired by the Company since the end of such Fiscal Year, that would have contributed more than 5% of Consolidated Operating Profits for the entire such Fiscal Year had it been a Subsidiary for the entire such Fiscal Year, as determined on a pro forma basis in accordance with GAAP); provided, that if at any time the aggregate Total Assets of all Domestic Subsidiaries that are not Material Subsidiaries as of the end of the most recently ended Fiscal Year exceeds 20% of Consolidated Total Assets as of the end of such Fiscal Year, the Company (or, in the event the Company has failed to do so within 30 days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Maturity Date” means (a) July 23, 2007 or (b) if the Term-Out Option is exercised in accordance with Section 2.17, July 23, 2008.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Equity Issuance or Debt Issuance, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, underwriter’s discounts and sales commissions) associated therewith and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received (after deduction of the items in (a) and (b) above) upon the sale or other disposition of any non-cash consideration received by the Company or any of its Subsidiaries in any Equity Issuance or Debt Issuance.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, for such period, as determined in accordance with GAAP.

“Net Proceeds of Capital Stock/Conversion of Debt” means any and all proceeds (whether cash or non-cash) or other consideration received by the Company or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including, without limitation, the aggregate amount of any and all Debt converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Company or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

“Obligations” means the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Company, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company under this Agreement or any other Loan Document.

“Operating Profits” means, as applied to any Person for any period, the operating income of such Person for such period, as determined in accordance with GAAP.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means (a) any Acquisition (i) which is of a Person engaged in or assets used in the same or similar line or lines of business as the Company or any Consolidated Subsidiaries and (ii) if the aggregate consideration to be paid by the Company or any Subsidiary in connection with such Acquisition exceeds US$100,000,000, as to which the Company has delivered to the Lenders a certificate of the chief financial officer, treasurer or chief accounting officer of the Company certifying (and, in the case of Sections 5.03, 5.04, 5.08 and 5.11(d), including calculations evidencing) pro-forma compliance with the terms of this Agreement after giving effect to such Acquisition and (b) the Huarun Acquisition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Prepaid Rebates” means any payment made to or credit allowed to a customer or prospective customer of the Company or any Subsidiary, or to any affiliate of the customer or prospective customer, in each case in the ordinary course of the Company’s or such Subsidiary’s business and pursuant to a written agreement or purchase order, which represents the prepayment of a rebate, price discount or price reduction on products sold or to be sold by the Company or such Subsidiary to one or more customers or prospective customers.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Properties” means all real property owned, leased or otherwise used or occupied by the Company or any Subsidiary, wherever located.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Maturity Date either

(i)	mandatorily redeemable (by sinking fund or similar payments or otherwise) or

(ii)	redeemable at the option of the holder thereof.

“Register” has the meaning set forth in Section 8.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, Administrative Agents and advisors of such Person and such Person’s Affiliates.

“Reported Net Income” means, for any period, the Net Income of the Company and its Consolidated Subsidiaries determined on a consolidated basis.

“Required Lenders” means, at any time, Lenders holding in the aggregate a majority of (a) the Commitments or (b) if the Commitments have been terminated, the outstanding Loans; provided, however, that any time there should be only two Lenders hereunder, the term Required Lenders shall require both such Lenders.

“Restricted Payment” means (a) any dividend or other distribution on any shares of the Company’s capital stock (except dividends payable solely in shares of its capital stock) or (b) any payment on account of the purchase, redemption, retirement or acquisition of any shares of the Company’s capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock).

“Revolving Loan” means a Loan made by the Lenders pursuant to Section 2.01(a). Each Revolving Loan shall be a Eurocurrency Loan or an ABR Loan.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Security” has the meaning assigned to such term in Section 2(l) of the Securities Act of 1933, as amended.

“Shareholders’ Equity” means, at any time, the shareholders’ equity of the Company and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Company or any of its Consolidated Subsidiaries. Shareholders’ equity generally would include, but not be limited to (a) the par or stated value of all outstanding Capital Stock, (b) capital surplus, (c) retained earnings, and (d) various deductions such as (i) purchases of treasury stock, (ii) valuation allowances, (iii) receivables due from an employee stock ownership plan, (iv) employee stock ownership plan debt guarantees, and (v) translation adjustments for foreign currency transactions.

“SPC” shall have the meaning assigned to such term in Section 8.04(h).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation or other entity of which equity securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantor” means (a) each Subsidiary listed on Schedule 1.01 and (b) each Subsidiary that becomes a Guarantor pursuant to Section 5.22.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term-Out Option” shall have the meaning set forth in Section 2.17.

“Term-Out Period” shall have the meaning set forth in Section 2.17.

“Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Company’s or any Subsidiary’s business and on a temporary basis.

“Total Assets” of any Person means, at any time, the total assets of such Person, as set forth or reflected or as should be set forth or reflected on the most recent balance sheet of such Person, prepared in accordance with GAAP.

“Transactions” means the execution, delivery and performance by the Company of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, or the Alternate Base Rate.

“US Dollars” or “US$” refers to lawful money of the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Wachovia” means Wachovia Bank, National Association and its successors and/or assigns.

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02	Classification of Loans and Borrowings.

For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurocurrency Loan” and a “Eurocurrency Borrowing”).

Section 1.03	Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04	Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

Section 2.01	Commitments.

(a)          Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Company from time to time during the Availability Period in US Dollars in amounts that will not result in (i) such Lender’s Revolving Loans outstanding exceeding its Commitment and (ii) the principal amount of Revolving Loans outstanding exceeding the aggregate Commitments.

(b)          Within the foregoing limits, and subject to the terms and conditions set forth herein (including Section 5.12), the Company may borrow, prepay and reborrow Revolving Loans.

Section 2.02	Loans and Borrowings.

(a)          The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b)          Subject to Section 2.11, each Borrowing shall be comprised entirely of US Dollars and shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

(c)          At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding with different Interest Period termination dates.

(d)          Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03	Requests for Borrowings.

To request a Borrowing the Company, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Charlotte, North Carolina time, the Business Day of the proposed Borrowing; provided, however, all Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date, may only consist of ABR Loans. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate principal amount of the requested Borrowing;

(ii)	the date of the requested Borrowing, which shall be a Business Day;

(iii)        whether the requested Borrowing is to be an ABR Borrowing, or a Eurocurrency Borrowing;

(iv)         in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and

(v)          the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing

Section 2.04	Funding of Borrowings.

(a)          Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Company by promptly crediting the amounts so received, in like funds, to an account of the Company maintained by the Administrative Agent in North Carolina and designated by the Company in the applicable Borrowing Request.

(b)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05	Interest Elections.

(a)          Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)         if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or irrevocable notice of its intent to prepay such Borrowing as of the end of the applicable Interest Period thereto, prior to 11:00 a.m, Local Time, three Business Days prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to be and shall be continued as a Eurocurrency Borrowing, with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06	Termination and Reduction of Commitments.

(a)          Upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent, the Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and in a minimum amount of US$5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of Loans in accordance with this Agreement the aggregate Revolving Loans exceed the aggregate Commitments. In the event that the aggregate Revolving Loans exceed the aggregate Commitments, the Company shall promptly prepay Borrowings in an aggregate amount sufficient to eliminate such excess.

(b)          The Company shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice pursuant to this Section, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments.

(c)          Unless previously terminated pursuant to this Section, the Commitments and all outstanding Loans shall terminate on the Maturity Date.

Section 2.07	Repayment of Loans; Evidence of Debt.

(a)          The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(e)          Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08	Prepayment of Loans.

(a)          The Company shall have the right at any time and from time to time to prepay any Borrowing of the Company in whole or in part, subject to (i) prior notice in accordance with paragraph (c) of this Section and (ii) in the case of a Eurocurrency Loan, reimbursement of any breakage costs if prepayment occurs other than at the end of an Interest Period.

(b)          In the event and on each occasion that the aggregate Revolving Loans exceed the aggregate Commitments, the Company shall promptly prepay Borrowings in an aggregate amount sufficient to eliminate such excess.

(c)          Immediately upon receipt by the Company or any of its Subsidiaries of proceeds from any Debt Issuance or Equity Issuance, the Company shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance or Equity Issuance which shall be applied to reduce the outstanding Borrowings (it being acknowledged and agreed that the Commitments whether drawn or undrawn at such time shall also be reduced on a dollar for dollar basis by the amount of any such Debt Issuance or Equity Issuance); provided, however, it is understood and agreed that any issuance or payment of commercial paper shall not result in any prepayment or Commitment reduction hereunder.

(d)          The Company shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., Local Time one Business Day before such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

Section 2.09	Fees.

(a)          The Company agrees to pay to the Administrative Agent, in US Dollars, for the account of the office (or Affiliate) of each Lender from which such Lender would make Loans to the Company in US Dollars hereunder, a facility fee, which shall accrue at the Applicable Rate on the daily aggregate amount of the Commitments of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which the last of such Commitments terminates or the date the Term-Out Period begins. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year (commencing on the first such date to occur after the date hereof), on each date on which the Commitments terminate and on the Maturity Date; provided that any facility fees accruing after the Maturity Date shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          Upon the occurrence of any Lender (an “Additional Lender”) other than Wachovia and Barclays Bank PLC becoming a party to this Agreement, the Company agrees to pay to the Administrative Agent for the account of the Administrative Agent and in its capacity as Administrative Agent, a non-refundable annual administrative fee in an amount equal to the lesser of (i) $5,000 per Lender (including Wachovia and Barclays Bank PLC) party to the Credit Agreement or (ii) $30,000, due and payable in advance initially upon any Additional Lender becoming party hereto and annually thereafter until this Agreement and all other Loan Documents have terminated and all amounts owing thereunder are paid in full; provided, however, if any Additional Lender shall become party to this Agreement during any fiscal year, the administrative fee attributable to such Additional Lender shall be pro-rated for the remainder of such fiscal year and shall be due and payable upon such Lender becoming party to the Credit Agreement.

(c)          All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, utilization fees, and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.10	Interest.

(a)          The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

(b)          The Loans comprising each Eurocurrency Borrowing shall bear interest in the case of a Eurocurrency Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)          Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11	Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, for such Interest Period; or

(b)          the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as a Eurocurrency Borrowing shall be ineffective and any Eurocurrency Borrowing that is requested to be continued shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, and (ii) any Borrowing Request for a Eurocurrency Borrowing, shall be deemed a request for an ABR Borrowing.

Section 2.12	Increased Costs.

(a)	If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)          If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13	Break Funding Payments.

In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.06(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.16 then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14	Taxes.

(a)          Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and

(iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          The Company shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Company hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

Section 2.15	Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          The Company shall make each payment required to be made by it hereunder or under any other Loan Document prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. All such payments shall be made to the Administrative Agent to such account as it shall from time to time specify at its offices, at 201 S. College St. NC0680, Charlotte, NC 28211 or, in any such case, at such other address as the Administrative Agent shall from time to time specify in a notice delivered to the Company; provided that payments to be made directly to the Administrative Agent or any Lender as expressly provided herein and payments pursuant to Section 2.12, Section 2.13, Section 2.14 and Section 8.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)          If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(d)          Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing in US Dollars).

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.15(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent, for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16	Mitigation Obligations; Replacement of Lenders.

(a)          If any Lender requests compensation under Section 2.12, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          If any Lender requests compensation under Section 2.12, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 2.17	Extension of Maturity Date.

If (a) the Company shall have delivered to the Administrative Agent a written notice requesting an extension of the Maturity Date (the “Term-Out Option”) at least ten (10) Business Days prior to such Maturity Date then in effect (which notice the Administrative Agent shall promptly transmit to each Lender) and (b) no Default or Event of Default exists on the otherwise applicable Maturity Date, then such otherwise applicable Maturity Date shall be extended (provided that no prior elections have been made under this Section 2.17) to the first anniversary of such Maturity Date then in effect (the “Term-Out Period”). No additional borrowings under Section 2.01 may be made during such extension period and any amounts repaid on Revolving Loans outstanding during such extension period may not be reborrowed.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Lenders that:

Section 3.01	Corporate Existence and Power.

The Company and the Subsidiary Guarantors are each corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, are duly qualified to transact business in every jurisdiction where, by the nature of its business, the failure to be so qualified could have or cause a Material Adverse Effect, and have all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on their business as now conducted.

Section 3.02	Corporate and Governmental Authorization; No Contravention.

The execution, delivery and performance by the Company of this Agreement and the other Loan Documents and the execution by the Subsidiary Guarantors of the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement (i) are within the Company’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company or any Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

Section 3.03	Binding Effect.

This Agreement has been duly executed and delivered and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Company and the Subsidiary Guarantors party thereto, enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

Section 3.04	Financial Information.

(a)          The audited balance sheet of the Company and the Consolidated Subsidiaries as of October 28, 2005, and the related statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young LLP, and the unaudited balance sheets of the Company and the Consolidated Subsidiaries as of January 27, 2006 and April 28, 2006 and the related statements of income, shareholders’ equity and cash flows for the Fiscal Quarters and portions of the Fiscal Year then ended, copies of all of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Company and the Consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods.

(b)	Since October 28, 2005, there has been no Material Adverse Effect.

Section 3.05	No Litigation.

There is no action, suit or proceeding pending, or to the knowledge of the Company threatened, against or affecting the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity of or could impair the ability of the Company or any Subsidiary Guarantor to perform its obligations under this Agreement or any of the other Loan Documents.

Section 3.06	Compliance with ERISA.

(a)          The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b)          Neither the Company nor any member of the Controlled Group has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such liability is expected to be incurred.

Section 3.07	Compliance with Laws; Payment of Taxes.

The Company and the Subsidiaries are in compliance in all material respects with all applicable laws, regulations and similar requirements of Governmental Authorities, except for the matters disclosed in Schedule 3.13 or where such compliance is being contested in good faith through appropriate proceedings, except where the failure to comply would not have or cause a Material Adverse Effect. There have been filed on behalf of the Company and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Company or any Subsidiary have been paid or are being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate. United States income tax returns of the Company and the Subsidiaries have been examined and closed through the Fiscal Year ended October 29, 2004.

Section 3.08	Subsidiaries.

Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to qualify or have any such license, authorization, consent or approval would not have or cause a Material Adverse Effect. The Company has no Subsidiaries except for those Subsidiaries listed on Schedule 3.08, or as described in a Compliance Certificate furnished pursuant to Section 5.01(c), in each case which accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation. Each Domestic Material Subsidiary on the date hereof is separately identified as such in Schedule 3.08 hereto.

Section 3.09	Investment Company Act.

Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10	Ownership of Property; Liens.

Each of the Company and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.08.

Section 3.11	No Default.

Neither the Company nor any of the Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.12	Full Disclosure.

All information heretofore furnished by the Company or any Subsidiary to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Company or any Subsidiary to the Administrative Agent or any Lender will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.

Section 3.13	Environmental Matters.

(a)          Except for the matters disclosed in Schedule 3.13, neither the Company nor any Subsidiary is subject to, or knows any basis for, any Environmental Liability which could have or cause a Material Adverse Effect and neither the Company nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. To the best knowledge of the Company, except for the matters disclosed in Schedule 3.13, none of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b)          Except for the matters disclosed in Schedule 3.13, no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Company, at or from any adjacent site or facility, except for Hazardous Materials used or otherwise handled, to the best knowledge of the Company, in the ordinary course of business in compliance with all applicable Environmental Requirements, except where the failure to comply would not have or cause a Material Adverse Effect.

(c)          Except for the matters disclosed in Schedule 3.13, the Company, and each of its Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and, to the best knowledge of the Company, is in compliance with all Environmental Requirements, Environmental Authorizations and Environmental Judgments and Orders in connection with the operation of the Properties and the Company’s, and its Affiliate’s, businesses, except where the failure to comply could not have or cause a Material Adverse Effect.

Section 3.14	Capital Stock.

All Capital Stock, debentures, bonds, notes and all other securities of the Company and its Subsidiaries presently issued and outstanding are validly and properly issued. All outstanding securities (whether debt or equity) of the Company and its Subsidiaries were registered under the federal and any applicable state securities laws or were issued in transactions which were exempt from registration under such laws; provided, that as to any Subsidiary acquired but not created by the Company, the foregoing representation is made to the best of the Company’s knowledge. The issued shares of Capital Stock of the Company’s Wholly Owned Subsidiaries are owned by the Company free and clear of any Lien or adverse claim. At least a majority of the issued shares of capital stock of each of the other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Company, and all such shares owned by the Company are free and clear of any Lien or adverse claim.

Section 3.15	Margin Stock.

Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations U or X.

Section 3.16	Insolvency.

After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, no Borrower or Subsidiary Guarantor will be “insolvent,” within the meaning of such term as defined in Section 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

ARTICLE IV

Conditions

Section 4.01     Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a)          The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)          The Administrative Agent shall have received the favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Lindquist & Vennum, PLLP, special counsel for the Company and the Subsidiary Guarantors, substantially in the form of Exhibit B and covering such other matters relating to the Company, this Agreement, the other Loan Documents or the Transactions as the Administrative Agent or the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(c)          The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each of the Company and the Subsidiary Guarantors, the authorization of the Transactions and any other legal matters relating to the Company, this Agreement, the other Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)          The Administrative Agent shall have received a certificate dated as of the Effective Date and signed by a principal financial officer of the Company, as to the satisfaction on the Effective Date of the conditions set forth in clauses (a) and (b) of Section 4.02, provided that for purposes of this Section 4.01(d) and the certificate to be delivered hereunder the exclusion of the representations and warranties set forth in Sections 3.04(b), 3.05 and 3.14 contained in Section 4.02(a) shall not apply.

(e)          The Guarantee Agreement shall have been duly executed by the parties thereto, shall have been delivered to the Administrative Agent and shall be in full force and effect.

(f)           The Indemnity, Subrogation and Contribution Agreement shall have been duly executed by the parties thereto, shall have been delivered to the Administrative Agent and shall be in full force and effect.

(g)          The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, including a patriot act certificate in form and substance reasonably satisfactory to the Administrative Agent.

(h)          The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company or any Subsidiary hereunder or under any other Loan Document.

(i)           The Lenders shall have received the balance of all fees agreed to upon by the Company and the Administrative Agent and required to be paid by the Company.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) on or prior to July 24, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02	Each Credit Event.

The obligation of each Lender to make a Loan on the occasion of any Borrowing, is subject to the satisfaction of the following conditions:

(a)          The representations and warranties of the Company set forth in this Agreement (other than those set forth in Sections 3.04(b), 3.05 and 3.13) shall be true and correct on and as of the date of such Borrowing.

(b)          At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders that:

Section 5.01	Information.

The Company will deliver to each of the Lenders:

(a)          as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Ernst & Young LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Lenders;

(b)          as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statements of income and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer, the treasurer or the chief accounting officer of the Company;

(c)          simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Company substantially in the form of Exhibit C (a “Compliance Certificate”) (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 5.03, 5.04, 5.06, 5.08, 5.11(d) and 5.21 on the date of such financial statements, (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto, (iii) containing the certification required by Section 5.01(b), and (iv) listing any new Subsidiaries not listed on Schedule 3.08 or in any prior Compliance Certificate;

(d)          simultaneously with the delivery of each set of annual financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default under any of Sections 5.03, 5.04 and 5.11(d) existed on the date of such financial statements;

(e)          within five Business Days after the chief executive officer, chief operating officer, chief financial officer, chief accounting officer or treasurer of the Company becomes aware of the occurrence of any Default, a certificate of the chief financial officer, treasurer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(f)           promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(g)          promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Company shall have filed with the Securities and Exchange Commission;

(h)          if and when the Company or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(i)           promptly after the Company knows of the commencement thereof, notice of any litigation or other legal proceeding involving a claim against the Company and/or any Subsidiary for US$10,000,000 or more in excess of amounts covered in full by applicable insurance; and

(j)           from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Section 5.02	Inspection of Property, Books and Records.

The Company will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and will cause each Subsidiary to permit, representatives of any Lender at such Lender’s expense prior to the occurrence of an Event of Default and at the Company’s expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Company agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

Section 5.03	Ratio of Consolidated Debt to Consolidated EBITDA.

The ratio of Consolidated Debt at any date to Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on or most recently prior to such date will not exceed the ratio of 3.50 to 1.00.

Section 5.04	Minimum Shareholders’ Equity.

Shareholders’ Equity will at no time be less than US$850,000,000 plus the sum of (i) 50% of the cumulative Reported Net Income of the Company and its Consolidated Subsidiaries during any period after October 29, 2004 (taken as one accounting period), calculated quarterly but excluding from such calculations of Reported Net Income for purposes of this clause (i) any quarter in which the Consolidated Net Income of the Company and its Consolidated Subsidiaries is negative, and (ii) 100% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received during any period after the date hereof, calculated quarterly.

Section 5.05	Restricted Payments.

The Company will not declare or make any Restricted Payment during any Fiscal Year, except for stock repurchases and dividends approved by the Board of Directors of the Company.

Section 5.06	Loans or Advances.

Neither the Company nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances to employees not exceeding US$10,000,000 in the aggregate at any time outstanding made in the ordinary course of business; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to any Borrower or Subsidiary Guarantor; (iv) Prepaid Rebates; and (v) loans, advances or deposits other than those permitted by clauses (i) through (iv) of this Section not exceeding 10% of Consolidated Total Assets in the aggregate at any time outstanding, provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii), (iii), (iv) or (v) of this Section, no Default shall have occurred and be continuing.

Section 5.07	Acquisitions.

Neither the Company nor any of its Subsidiaries shall make any Acquisitions, provided, that Permitted Acquisitions may be made if, after giving effect thereto, no Default or Event of Default would be caused thereby (giving effect to such Permitted Acquisitions on a pro forma basis as to financial covenants as if they had occurred on each relevant date or at the beginning of each relevant period).

Section 5.08	Negative Pledge.

Neither the Company nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)          Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding US$10,000,000;

(b)          any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

(c)          any Lien on any asset (other than Equity Interests, Debt or inventory) securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

(d)          any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Company or a Consolidated Subsidiary and not created in contemplation of such event;

(e)          any Lien existing on any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(f)           Liens securing Debt owing by any Subsidiary to any Borrower or Subsidiary Guarantor;

(g)          any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

(h)          Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(i)           any Lien on Excess Margin Stock; and

(j)           Liens not otherwise permitted by the foregoing clauses of this Section securing Debt (other than Loans) in an aggregate principal amount at any time outstanding which, together with the amount of Debt secured by Liens permitted by the foregoing paragraphs (a) through (i), does not exceed 10% of Consolidated Total Assets.

Section 5.09	Maintenance of Existence.

The Company shall, and shall cause each Subsidiary Guarantor and each other Borrower to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields in which such business is now carried on, except as permitted by Section 5.11.

Section 5.10	Dissolution.

None of the Company, any Subsidiary Guarantor or any other Borrower shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except (i) through a corporate reorganization permitted by Section 5.11 or (ii) Restricted Payments permitted by Section 5.05.

Section 5.11	Consolidations, Mergers and Sales of Assets.

The Company will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets (other than Excess Margin Stock) to, any other Person, or discontinue or eliminate any business line or segment, provided that:

(a)         The Company may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Company is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

(b)          Subsidiaries of the Company may merge with one another, or with and into the Company where the Company is the corporation surviving such merger, (c) Borrowers which are both Domestic Subsidiaries and Subsidiary Guarantors may transfer assets among themselves, (d) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not apply to loans or advances permitted by Section 5.06 or prohibit, during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred (other than inventory sold in the ordinary course of business), and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three Fiscal Quarters contributed more than 20% of Consolidated Operating Profits during the four consecutive Fiscal Quarters immediately preceding such Fiscal Quarter and (e) the Company and any Subsidiary Guarantor may sell inventory in the ordinary course of business.

Section 5.12	Use of Proceeds.

The proceeds of the Loans will be used only (a) to finance all or a portion of the Huarun Acquisition, (b) to refinance the issuance of commercial paper used to fund the Huarun Acquisition and other Permitted Acquisitions and (c) for other general corporate purposes. No portion of the proceeds of the Loans will be used by the Company or any Subsidiary (i) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (ii) for any purpose in violation of any applicable law or regulation.

Section 5.13	Compliance with Laws; Payment of Taxes.

(a)          The Company will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA and Environmental Requirements), regulations and similar requirements of Governmental Authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. The Company will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Company or any Subsidiary, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which the Company shall have set up reserves in accordance with GAAP.

(b)          The Company shall not permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Company and members of the Controlled Group to exceed US$10,000,000 at any time. For purposes of this Section 5.13(b), the amount of withdrawal liability of the Company and members of the Controlled Group at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof which the Company and members of the Controlled Group have paid or as to which the Company reasonably believes, after appropriate consideration of possible adjustments arising under Sections 4219 and 4224 of ERISA, it and members of the Controlled Group will have no liability.

Section 5.14	Insurance.

The Company will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Company or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

Section 5.15	Change in Fiscal Year.

The Company will not change its Fiscal Year without the consent of the Required Lenders.

Section 5.16	Maintenance of Property.

The Company shall, and shall cause each Subsidiary to, maintain all of its material properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

Section 5.17	Environmental Notices.

The Company shall furnish to the Lenders and the Administrative Agent prompt written notice of all material Environmental Liabilities, Environmental Notices and Environmental Judgments and Orders and pending, threatened or anticipated Environmental Proceedings relating to the Company, any of its Subsidiaries or the Properties.

Section 5.18	Environmental Matters.

The Company and its Subsidiaries will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled, to the best knowledge of the Company, in compliance with all applicable Environmental Requirements, except where the failure to comply could not (individually or in the aggregate) reasonably be expected to have or cause a Material Adverse Effect.

Section 5.19	Environmental Release.

The Company agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action with respect to, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

Section 5.20	Transactions with Affiliates.

Neither the Company nor any of its Subsidiaries shall enter into, or be a party to, any material transaction with any Affiliate of the Company or such Subsidiary (which Affiliate is not a Borrower or a Subsidiary Guarantor), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate.

Section 5.21	Limitation on Subsidiary Debt.

The Company shall not permit the outstanding principal amount of Debt of the Subsidiaries (other than (i) Debt owed to any Borrower or Subsidiary Guarantor and (ii) Debt owed under this Agreement or any other Loan Document) at any time to exceed, in the aggregate, 10% of Consolidated Total Assets, provided that Debt outstanding under the Lilly Securities shall not be included in the determination of the Subsidiaries’ “Debt” under this Section.

Section 5.22	Subsidiary Guarantors.

(a)          The Company shall cause each Domestic Material Subsidiary that is not already a Subsidiary Guarantor to become a party to, and agree to be bound by the terms of, the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement pursuant to an instrument in form and substance satisfactory to the Administrative Agent executed and delivered to the Administrative Agent by such Domestic Material Subsidiary as promptly as practicable and in any event within 20 Business Days after the day on which it becomes a Domestic Material Subsidiary. The Company shall also cause the items specified in Sections 4.01(b) and (c) to be delivered to the Administrative Agent concurrently with the instrument referred to above, modified appropriately to refer to such instrument and such Domestic Material Subsidiary.

(b)          Once any Subsidiary becomes a Domestic Material Subsidiary and a party to the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement, such Subsidiary thereafter shall remain a party to and a guarantor under the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement without regard to the amount of its Total Assets on any day or Operating Profits for any period.

ARTICLE VI

Events of Default

Section 6.01	Events of Default.

If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)          the Company shall fail to pay when due any principal of any Loan or the Company shall fail to pay any interest on any Loan within five Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Business Days after such fee or other amount becomes due; or

(b)          the Company shall fail to observe or perform any covenant contained in Section 5.01(e), 5.02(ii), 5.03, 5.04, 5.08, 5.09, 5.10 or 5.11; or

(c)          the Company shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above) or any other Loan Document for thirty days after the earlier of (i) the first day on which the Company has knowledge of such failure or (ii) written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender; or

(d)           any representation, warranty, certification or statement made or deemed made by the Company in Article III of this Agreement, or by any Subsidiary Guarantor in Section 8 of the Guarantee Agreement, or by the Company in any certificate, financial statement or other document delivered pursuant to this Agreement or any Loan Document shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e)          the Company or any Subsidiary shall fail to make any payment in respect of Debt outstanding in an aggregate principal amount in excess of US$10,000,000 (other than the Loans) when due or within any applicable grace period; or

(f)           any event or condition shall occur which results in the acceleration of the maturity of Debt of the Company or any Subsidiary in an aggregate principal amount in excess of US$10,000,000 or the mandatory prepayment or purchase of such Debt by the Company (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g)          the Company or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)          an involuntary case or other proceeding shall be commenced against the Company or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days;

or an order for relief shall be entered against the Company or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(i)           the Company or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Company, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j)           one or more judgments or orders for the payment of money in an aggregate amount in excess of US$10,000,000 shall be rendered against the Company or any Subsidiary and the Company or such Subsidiary shall not discharge the same in accordance with its terms or procure a stay of execution thereof within 30 days from the date of entry thereof, and within such period of 30 days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(k)          a federal tax lien shall be filed against the Company or any Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Company or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(l)           (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the voting stock of the Company; or (ii) as of any date a majority of the Board of Directors of the Company shall consist of individuals who were not either (A) directors of the Company as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A) or individuals described in clause (B); or

(m)         any provision of the Guarantee Agreement shall for any reason cease to be valid and binding on any Subsidiary Guarantor, or any Subsidiary Guarantor (or any Person acting on behalf of any Subsidiary Guarantor) shall deny or disaffirm its obligations under the Guarantee Agreement;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Lenders, by notice to the Company declare the Loans (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Loans (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Company, without any notice to the Company or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon automatically terminate and the Loans (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Notwithstanding the foregoing, the Administrative Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Lenders.

Section 6.02	Notice of Default.

The Administrative Agent shall give notice to the Company of any Default under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE VII

The Administrative Agent

In order to expedite the transactions contemplated by this Agreement, Wachovia is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders, each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates in their respective individual capacities may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the institution serving as Administrative Agent or any of its Affiliates in any capacity. No Administrative Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02) or in the absence of its own gross negligence or willful misconduct. No Administrative Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of the Loan Documents or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it in good faith to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agents may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and the provisions of Section 8.03 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-Administrative Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-Administrative Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

The institution named as Syndication Agent in the heading of this Agreement shall not, in its capacity as such, have any duties or responsibilities of any kind under this Agreement.

ARTICLE VIII

Miscellaneous

Section 8.01	Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)          if to the Company, to it at 1101 South Third Street, Minneapolis, MN 55415, Attention of Lori Walker, Treasurer and Controller, (Telecopy No. (612) 375-7748;

(b)          if to the Administrative Agent, to it at Wachovia Bank, National Association, Attn: Agency Services, Attn: Jane Vilsack, 201 S. College St. NC0680, Charlotte, NC 28211 (Telecopy: (704) 383-0288, Telephone: (704) 715-3074);

(c)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 8.02	Waivers; Amendments.

(a)          No failure or delay by the Administrative Agent, any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof,

nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any of the Loan Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Section 8.03	Expenses; Indemnity; Damage Waiver.

(a)          The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements f Moore & Van Allen PLLC, counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)          The Company agrees to indemnify the Administrative Agent, and each, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”)

against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or any transaction in which such proceeds are used, (iii) any actual or alleged presence or Environmental Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries or Affiliates, or any Environmental Liability related in any way to the Company or any of its Subsidiaries or Affiliates or their respective predecessors, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)          To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)          To the extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)          All amounts due under this Section shall be payable promptly after written demand therefor.

Section 8.04	Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Any Lender may assign by novation to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) the Administrative Agent, and, except in the case of an assignment to a Lender or an Affiliate of a Lender, the Company, must give their prior written consent to such assignment, which consent shall not be unreasonably withheld, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Company otherwise required under this paragraph shall not be required if a Default or an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.12, 2.14 and 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)          The Administrative Agent, acting for this purpose as agent of the Company, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)          Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(f)           A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13, or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.

(g)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) nothing herein shall relieve the Granting Lender of liability for the performance or nonperformance by the SPC of the obligations of the Granting Lender under this Agreement. The making of a Loan by an shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender were paid or taken, as the case may be, by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans or participations in Letters of Credit to the Granting Lender or to any financial institution (consented to by the Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans or participations in any Letters of Credit to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

Section 8.05	Survival.

All covenants, agreements, representations and warranties made by the Company herein or in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 8.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the Letters of Credit or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 8.06	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07	Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08	Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 8.09	Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)          The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Company or its properties in the courts of any jurisdiction.

(c)          The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan

Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.10	WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11	Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.12	Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and Administrative Agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty to any swap or derivative transaction relating to the Company and its obligations, or any advisor of any such counterparty, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential.

Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.13	Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 8.14	Release of Subsidiary Guarantors.

Notwithstanding any contrary provision herein or in any other Loan Document, if all the Capital Stock of any Subsidiary Guarantor owned by the Company and the Subsidiaries shall be sold to one or more Persons (other than the Company or an Affiliate of the Company) in a transaction permitted under this Agreement, and if the Company shall request the release of such Subsidiary Guarantor from its obligations under the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement and shall deliver to the Administrative Agent a certificate to the effect that such release will comply with the terms of this Agreement, the Administrative Agent, if satisfied that the applicable certificate is correct, shall, without the consent of any Lender, execute and deliver all such instruments, releases, or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Subsidiary Guarantor and shall promptly notify each Lender of such release.

Section 8.15	USA Patriot Act.

Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the names and addresses of the Company and other information that will allow such Lender to identify the Company in accordance with its requirements. The Company shall promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations including the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:	THE VALSPAR CORPORATION,
a Delaware corporation
	By:	/s/Paul C. Reyelts
Name: Paul C. Reyelts Title: Executive V.P. and CFO

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender
/s/Michael E. McDuffie
Name: Michael E. McDuffie Title: Vice President

SYNDICATION AGENT:	BARCLAYS BANK, PLC,
as Syndication Agent and as a Lender
	By:	/s/Russell C. Johnson
Name: Russell C. Johnson Title: Associate Director

Exhibit A

Form of Assignment and Assumption

[FORM OF]

ASSIGNMENT AND ASSUMPTION AGREEMENT

Reference is made to the Credit Agreement, dated as of July 24, 2006 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among The Valspar Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

[__________________________________] (the “Transferor Lender”) and [_________________________] (the “Purchasing Lender”) agree as follows:

1. For an agreed consideration, the Transferor Lender hereby irrevocably sells and assigns to the Purchasing Lender, and the Purchasing Lender hereby irrevocably purchases and assumes from the Transferor Lender, as of the Transfer Funding Date (as defined below), (a) all of the Transferor Lender’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as set forth on Schedule A, and all instruments delivered pursuant thereto to the extent related to the principal amount and Applicable Percentage set forth on Schedule A attached hereto of all of such outstanding rights and obligations of the Transferor Lender under the respective facilities set forth on Schedule A (including any guarantees included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Transferor Lender (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Transferor Lender and, except as expressly provided in this Assignment and Assumption Agreement, without representation or warranty by the Transferor Lender.

2. The Transferor Lender (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Loan Documents; and (c) in the case of an assignment of the entire remaining amount of the Transferor Lender’s Commitments, attaches any promissory note(s) held by it evidencing the Assigned Interest and requests that the Administrative Agent exchange the attached promissory note(s) for a new promissory note(s) payable to the Purchasing Lender.

3. The Purchasing Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date (as defined below), it shall be bound by the provisions of the Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iii) it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 3.04 thereof, the financial statements delivered pursuant to Section 5.01 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; (b) agrees that it will (i) independently and without reliance upon the Transferor Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto and (ii) perform in accordance with its terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto.

4. The effective date of this Assignment and Assumption Agreement shall be [________ ___, ____] (the “Effective Date”). Following the execution of this Assignment and Assumption Agreement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date.

5. The funding date for this Assignment and Assumption Agreement shall be [________ ___, ____] (the “Transfer Funding Date”). On the Transfer Funding Date, any registration and processing fee shall be due and payable to the Administrative Agent pursuant to Section 8.04 of the Credit Agreement.

6. Upon such acceptance, recording and payment of applicable registration and processing fees, from and after the Transfer Funding Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Purchasing Lender whether such amounts have accrued prior to the Transfer Funding Date or accrue subsequent to the Transfer Funding Date. The Transferor Lender and the Purchasing Lender shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Funding Date or, with respect to the making of this assignment, directly between themselves.

7. From and after the Transfer Funding Date, (a) the Purchasing Lender shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Transferor Lender shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

8. This Assignment and Assumption Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

9.            This Assignment and Assumption Agreement (a) may be executed and delivered in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written by their respective duly authorized officers on Schedule A hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SCHEDULE A

TO ASSIGNMENT AND ASSUMPTION AGREEMENT

EFFECTIVE DATE: ________, ____

Name of Transferor Lender: ________________

Name of Purchasing Lender: ________________

Transfer Funding Date of Assignment: ________________

Credit Facility CUSIP Number: 920358AA6

Assigned Interest:

Facility Assigned	Principal Amount of Commitment/Loans Assigned	Applicable Percentage Assigned[1]	CUSIP Number
	$	%

[NAME OF PURCHASING LENDER]

By
Name: Title:

[NAME OR TRANSFEROR LENDER]

By
Name: Title:

_________________________

            Calculate the Applicable Percentage that is assigned to at least 9 decimal places and show as a percentage of          the aggregate commitments of all Lenders.

Accepted (if required):

WACHOVIA BANK, NATIONAL ASSOCIATION,

as the Administrative Agent

By
Name: Title:

Consented to (if required):

THE VALSPAR CORPORATION,

a Delaware corporation

By
Name: Title:

Exhibit B

Form of Opinion of Lindquist & Vennum, PLLP

July 24, 2006

Wachovia Bank, National Association

Wachovia Capital Markets, LLC

One Wachovia Center

301 South College Street

Charlotte, North Carolina 28288

Barclays Bank PLC

200 Park Avenue

New York, New York 10166

Ladies and Gentlemen:

We have acted as special counsel to The Valspar Corporation, a Delaware corporation (the “Company”), and each of the domestic subsidiaries of the Company listed on Schedule A hereto (the “Subsidiary Guarantors” and together with the Company, the “Loan Parties”) in connection with the 364-Day Credit Agreement of even date herewith (the “Credit Agreement”) between the Company and the lenders party thereto (the “Lenders”). The execution, delivery and performance by the Company of the Credit Agreement is sometimes hereinafter referred to as the “Transaction”.

This opinion is given to you pursuant to Section 4.01(b) of the Credit Agreement. Capitalized terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given those terms in the Credit Agreement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. Without limiting the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Loan Documents”):

(a)	the Credit Agreement;

(b)	the Guarantee Agreements of the Subsidiary Guarantors; and

(c)	the Indemnity, Subrogation and Contribution Agreements of the Subsidiary Guarantors.

We have assumed the authenticity of any document submitted to us an original, the conformity to the original of any document submitted to us as a copy and the authenticity of the originals of such documents, the genuineness of all signatures, the legal capacity of natural persons, and the due authorization, execution and delivery by the Credit Agreement by the

Lenders. As to questions of fact, we have relied upon the representations and warranties of the Loan Parties in the Loan Documents or in certificates of the Company, its officers or of public officials. Certain opinions expressed below as to factual matters are qualified as being limited “to our knowledge” or by other words to the same or similar effect. Such words, as used herein, mean that prior to or during the course of this representation of the Loan Parties in connection with the specific transactions contemplated by the Loan Documents, no contrary information came to the attention of Richard D. McNeil, the attorney in our firm who has represented the Loan Parties in connection with the transactions contemplated by the Loan Documents and the preparation of this opinion. In rendering such opinions, we have not conducted any independent investigation or consulted with other attorneys in our firm with respect to the matters covered thereby.

On the basis of the foregoing, we are of the opinion that:

1. Each of the Loan Parties (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as indicated above (in the case of the Company) or on the attached Schedule A, and (b) has all requisite power and authority to carry on its business as now conducted.

2. The Transaction is within the Company’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.

3. Each of the Loan Documents has been duly executed and delivered by each of the Loan Parties that is a party thereto and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4. The Transaction (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any of the Loan Parties or any order of any Governmental Authority, (c) to our knowledge, will not violate or result in a default under any indenture, agreement or other instrument binding upon any of the Loan Parties or any of their assets, or give rise to a right thereunder to require any payment to be made by any of the Loan Parties, and (d) to our knowledge, will not result in the creation or imposition of any Lien (other than any Liens created or arising under any Loan Documents) on any asset of any Loan Party.

5. To our knowledge, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or threatened against or affecting any Loan Party (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve the Transaction.

6. No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

7. The making of the Loans to the Company and the application of the proceeds thereof by the Company pursuant to the terms of the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8. A Minnesota State court or a federal court applying the choice of laws principles prevailing under the laws of the State of Minnesota to which the question is presented will give effect to the provisions in the Loan Documents selecting the laws of the State of New York as the governing law thereof (except as therein provided) and will apply such laws, rather than the laws of Minnesota or any other state, to the construction and application thereof.

9. None of the provisions of the Loan Documents will violate any law, statute or regulation relating to usury, and the use of counterpart copies of any of the Loan Documents does not affect the enforceability of any of the Loan Documents.

We are admitted to practice in the State of Minnesota and the foregoing opinions are limited to the laws of the State of Minnesota, the corporation laws of the State of Delaware and the Federal laws of the United States of America. We note that the Loan Documents are governed by the laws of the State of New York, and with your permission we have assumed that those laws are the same as those of the State of Minnesota on points relevant to our opinions.

This opinion is given solely for the use and benefit of the Lenders and their respective successors and assigns under the Credit Agreement in connection with the loans contemplated by the Credit Agreement and may not be relied upon for any other purpose or by any other party or entity.

Very truly yours,

Schedule A to Opinion of Lindquist & Vennum, P.L.L.P.

dated July 24, 2006

Engineered Polymer Solutions, Inc., a Delaware corporation

Valspar Finance Corporation, a Minnesota corporation

Valspar Coatings Finance Corporation, a Minnesota corporation

Valspar Sourcing, Inc., a Minnesota corporation

Exhibit C

Form of Compliance Certificate

THE VALSPAR CORPORATION

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of July 24, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among The Valspar Corporation, the Lenders party thereto, Wachovia Bank, National Association, as Administrative Agent and Barclays Bank PLC, as Syndication Agent. Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 5.01[(a)/(b)] of the Credit Agreement, [ ], the duly authorized [Chief Financial Officer/Treasurer/Chief Accounting Officer] of The Valspar Corporation, hereby certifies that the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of the Fiscal [Quarter/Year] ended [ ] and the related statement of income and statement of cash flows furnished to each of the Lenders simultaneously herewith are fairly presented, prepared in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries (subject to normal year-end adjustments).

Pursuant to Section 5.01(c) of the Credit Agreement, [ ], the duly authorized [Chief Financial Officer/Treasurer/Chief Accounting Officer] of The Valspar Corporation, hereby (i) certifies to the Administrative Agent and the Lenders that the information contained in the Compliance Check List attached hereto is true, accurate and complete as of [ ], and that no Default or Event of Default is in existence on and as of the date hereof and (ii) restates and reaffirms that the representations and warranties contained in Article III of the Credit Agreement are true on and as of the date hereof as though restated on and as of this date.

THE VALSPAR CORPORATION,
by

Name: [ ]
Title: [Chief Financial Officer/Treasurer/Chief Accounting Officer]

Date

COMPLIANCE CHECK LIST

The Valspar Corporation

__________________________

[ ____________ ]

1.	Subsidiaries (Section 3.08)

The Company has no Subsidiaries except for those Subsidiaries listed on Schedule 3.08, or as described in the Compliance Certificate furnished pursuant to Section 5.01(c), in each case which accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation.

New Subsidiaries not listed on Schedule 3.08 or in a prior Compliance Certificate:

Domestic Subsidiaries	Name	Jurisdiction of Incorporation

Foreign Subsidiaries	Name	Jurisdiction of Incorporation

2.	Ratio of Consolidated Debt to Consolidated EBITDA (Section 5.03)

The ratio of Consolidated Debt at any date to Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on or most recently prior to such date will not exceed 3.50 to 1.00.

(a) Consolidated Debt	Schedule - 2 $___________

(b) EBITDA	Schedule - 1 $___________

Actual Ratio of (a) to (b)	___________

Maximum Ratio for Applicable Period	3.50 to 1.00

3.	Minimum Shareholders’ Equity (Section 5.04)

Shareholders’ Equity will at no time be less than US$850,000,000 plus the sum of (i) 50% of the cumulative Reported Net Income of the Company and its Consolidated Subsidiaries during any period after October 29, 2004 (taken as one accounting period), calculated quarterly but excluding from such calculations of Reported Net Income for purposes of this clause (i) any quarter in which the Consolidated Net Income of the Company and its Consolidated Subsidiaries is negative, and (ii) 100% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received during any period after the date hereof, calculated quarterly.

(a) Actual Shareholders’ Equity at ☐	$___________

(b) 50% of cumulative Reported Net Income	$___________

(c) 100% of cumulative Net Proceeds of Capital Stock/Conversion of Debt	$___________

(d) US$850,000,000	$___________

= Required Shareholders Equity (sum of (b) + (c) + (d))	$___________

4.	Loans or Advances (Section 5.06)

Neither the Company nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances to employees not exceeding US$10,000,000 in the aggregate at any time outstanding made in the ordinary course of business; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to the Company or Subsidiary Guarantor; (iv) Prepaid Rebates; and (v) loans, advances or deposits other than those permitted by clauses (i) through (iv) of this Section not exceeding 10% of Consolidated Total Assets in the aggregate at any time outstanding, provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii), (iii), (iv) or (v) of this Section, no Default shall have occurred and be continuing.

(a) loans and advances to employees	$___________

Limitation	US$10,000,000

(b) other loans and advances not permitted by clauses (i) through (iv), inclusive	$___________

10% of Consolidated Total Assets	$___________

5.	Negative Pledge (Section 5.08)

Neither the Company nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding US$10,000,000;

(b) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

(c) any Lien on any asset (other than Equity Interests, Indebtedness or inventory) securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

(d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Company or a Consolidated Subsidiary and not created in contemplation of such event;

(e) any Lien existing on any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(f) Liens securing Debt owing by any Subsidiary to the Company or Subsidiary Guarantor;

(g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

(h) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(i) any Lien on Excess Margin Stock; and

(j) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt (other than Loans) in an aggregate principal amount at any time outstanding which, together with the amount of Debt secured by Liens permitted by the foregoing paragraphs (a) through (i), does not exceed 10% of Consolidated Total Assets.

Total Secured Debt	$___________
Consolidated Total Assets	$___________
10% of Consolidated Total Assets	$___________

6.	Consolidations, Mergers and Sales of Assets (Section 5.11(d))

The Company will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets (other than Excess Margin Stock) to, any other Person, or discontinue or eliminate any business line or segment, provided that the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not apply to loans or advances permitted by Section 5.06 or prohibit, during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred (other than inventory sold in the ordinary course of business), and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three Fiscal Quarters contributed more than 20% of Consolidated Operating Profits during the four consecutive Fiscal Quarters immediately preceding such Fiscal Quarter.

(a) Consolidated Operating Profits	$___________

(b) 20% of Consolidated Operating Profits	$___________

(c) aggregate of assets transferred or utilized in discontinued business lines or segments	$___________

7.	Limitation on Subsidiary Debt (Section 5.21)

The Company shall not permit the outstanding principal amount of Debt of the Subsidiaries (other than (i) Debt owed to the Company or Subsidiary Guarantor and (ii) Debt owed under this Agreement or any other Loan Document) at any time to exceed, in the aggregate, 10% of Consolidated Total Assets, provided that Debt outstanding under the Lilly Securities shall not be included in the determination of the Subsidiaries’ “Debt” under this Section.

(a) outstanding principal amount of Debt of Subsidiaries	$___________

(b) 10% of Consolidated Total Assets	$___________

Schedule - 1

EBITDA

Consolidated Net Income for:

____ quarter ____-____	$__________
____ quarter ____-____	$__________
____ quarter ____-____	$__________
____ quarter ____-____	$__________

Total	$__________

Consolidated Interest Expense for:

____ quarter ____-____	$__________
____ quarter ____-____	$__________
____ quarter ____-____	$__________
____ quarter ____-____	$__________

Total	$__________

Depreciation for:

____ quarter ____-____	$__________
____ quarter ____-____	$__________
____ quarter ____-____	$__________
____ quarter ____-____	$__________

Total	$__________

Amortization for:

____ quarter ____-____	$__________
____ quarter ____-____	$__________
____ quarter ____-____	$__________
____ quarter ____-____	$__________

Total	$__________

Tax Expense for:

____ quarter ____-____	$__________
____ quarter ____-____	$__________
____ quarter ____-____	$__________
____ quarter ____-____	$__________

Total	$__________

Total Consolidated EBITDA	$__________

Schedule - 2

Consolidated Debt

TOTAL
Borrowed Money or Bonds, Debentures, Notes or Similar Instruments

$
$
$
$

Total Borrowed Money	$__________

Capital Leases

$
$
$
$

Total Capital Leases	$__________

Total Reimbursement Obligations	$__________

Guaranteed Obligations

$
$
$
$

Total Guaranteed Obligations	$__________

Total Guaranteed Obligations	$__________

Other Debt

$
$
$
$

Total Other Debt	$__________

Consolidated Debt	$__________

Exhibit D

Form of Guarantee Agreement

GUARANTEE AGREEMENT dated as of July 24, 2006, among each of the subsidiaries listed on Schedule I hereto (each such subsidiary individually a “Guarantor”, and collectively the “Guarantors”) of THE VALSPAR CORPORATION, a Delaware corporation (the “Company”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”) for the Lenders (each as defined in the Credit Agreement referred to below).

Reference is made to the 364-Day Credit Agreement dated as of July 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the lenders from time to time party thereto (the “Lenders”), Wachovia Bank, National Association, as Administrative Agent and Barclays Bank PLC, as Syndication Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lenders have agreed to make Revolving Loans to and for the account of the Company, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each of the Guarantors is a subsidiary of the Company and acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders. The obligations of the Lenders to make Loans and are conditioned on, among other things, the execution and delivery by the Guarantors of a Guarantee Agreement in the form hereof. As consideration therefor and in order to induce the Lenders to make Loans, the Guarantors are willing to execute this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Company, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company or any other Guarantor to the Lenders under the Credit Agreement or any other Loan Document when and as due (all the obligations referred to in the preceding clause being collectively called the “Obligations”). Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.

SECTION 2. Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Company or to any Guarantor of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment (except notice to the Company to the extent required under Section 6.01 of the Credit Agreement). To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against the Company or any Guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement, any other Loan Document, any Guarantee or any other agreement, including with respect to any other Guarantor under this Agreement, (c) the failure of the Company or any Subsidiary to comply with Section 5.22 of the Credit Agreement and Section 19 hereof or (d) the release of any of the security held by or on behalf of the Administrative Agent or any Lender.

SECTION 3. Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the Company, any Guarantor or any other person.

SECTION 4. No Discharge or Diminishment of Guarantee. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other instrument or agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

SECTION 5. Defenses of Company Waived. To the fullest extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of the Company or any Guarantor, the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company, other than the final and indefeasible payment in full in cash of the Obligations. The Administrative Agent may, at its election, foreclose on any security by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Company or any Guarantor or exercise any other right or remedy available to them against the Company or any Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each of the Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Company or any Guarantor or guarantor, as the case may be, or any security.

SECTION 6. Agreement to Pay; Subordination. (a) In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any Lender has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company or any Guarantor to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent in cash the amount of such unpaid Obligations. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Company or any Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, if there shall occur any Default or Event of Default under paragraph (g) or (h) of Section 6.01 of the Credit Agreement, any indebtedness of the Company or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full of the Obligations. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Company, such amount shall be held solely for the benefit of the Lenders (and the Guarantors shall have no legal, equitable or beneficial interest therein) and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(b) Each Guarantor further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the judgment of any Lender, not consistent with the protection of its rights or interests, then, at the election of such Lender, such Guarantor shall make payment of such Obligation in Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Lender against any losses or expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a result of such alternative payment.

SECTION 7. Information. Each of the Guarantors assumes all responsibility for being, and keeping, itself informed of the Company’s and the Guarantors’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 8. Representations and Warranties, Agreements. Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in any Loan Document to which it is a party are true and correct in all material respects. Each of the Guarantors agrees that the provisions of Section 2.15 of the Credit Agreement shall apply equally to each Guarantor with respect to payments made by it hereunder.

SECTION 9. Termination. The Guarantees made hereunder (a) shall terminate when all the Obligations have been indefeasibly paid in full, and the Lenders have no further commitment to lend under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of the Company or any Guarantor or otherwise. The Guarantees hereunder will also be released as provided in Section 8.14 of the Credit Agreement.

SECTION 10. Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and permitted assigns. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective successors and permitted assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the Lenders, and their respective successors and permitted assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 11. Waivers; Amendment. (a)  No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and of the Lenders hereunder and under the Credit Agreement are cumulative and are not exclusive of any rights or remedies that such parties would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Lenders or the Required Lenders, as the case may be, if required under the Credit Agreement.

SECTION 12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.01 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given in care of the Company.

SECTION 14. Survival of Agreement; Severability. (a)  All covenants, agreements, representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making by the Lenders of the Loans regardless of any investigation made by the Administrative Agent or any Lender or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is unpaid, the Commitments have not been terminated.

(b)  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 15. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 16. Rules of Interpretation. The rules of interpretation specified in Section 1.03 of the Credit Agreement shall be applicable to this Agreement.

SECTION 17. Jurisdiction; Consent to Service of Process. (a)  Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Guarantor or its properties in the courts of any jurisdiction.

(b)  Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any such New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 18. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

SECTION 19. Additional Guarantors. Pursuant to Section 5.22 of the Credit Agreement, each Domestic Material Subsidiary of the Company that was not in existence or was not such a Domestic Material Subsidiary on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming a Domestic Material Subsidiary. Upon execution and delivery after the date hereof by the Administrative Agent and a Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 20. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by the Administrative Agent or such Lender to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan Documents held by the Administrative Agent or such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement (except to the extent required under Section 6.01 of the Credit Agreement) or any other Loan Document and although such obligations may be unmatured, and in the event of any such set-off, the Administrative Agent or such Lender shall promptly give such Guarantor notice thereof. The rights of the Administrative Agent and each Lender under this Section 20 are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent or such Lender may have.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ENGINEERED POLYMER SOLUTIONS, INC., as a Guarantor,
by

Name:
Title:

VALSPAR FINANCE CORPORATION, as a Guarantor,
by

Name:
Title:

VALSPAR COATINGS FINANCE CORPORATION, as a Guarantor,
by

Name:
Title:

VALSPAR SOURCING, INC., as a Guarantor,
by

Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION., as Administrative Agent,
by

Name:
Title:

SCHEDULE I to the

Guarantee Agreement

INITIAL GUARANTORS

Name of Guarantor	Jurisdiction of Organization
Engineered Polymer Solutions, Inc.	Delaware
Valspar Finance Corporation	Minnesota
Valspar Coatings Finance Corporation	Minnesota
Valspar Sourcing, Inc.	Minnesota

SUPPLEMENT NO. [          ] dated as of [              ], to the Guarantee Agreement dated as of July 24, 2006, among each of the subsidiaries of THE VALSPAR CORPORATION, a Delaware corporation (the “Company”), party thereto (each such subsidiary individually a “Guarantor”, and collectively the “Guarantors”), and WACHOVIA BANK, NATIONAL ASSOCIATION., as administrative agent (the “Administrative Agent”) for the Lenders (each as defined in the Credit Agreement referred to below).

A. Reference is made to the 364-Day Agreement dated as of July 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the lenders from time to time party thereto (the “Lenders”), Wachovia Bank, National Association., as Administrative Agent and Barclays Bank PLC, as Syndication Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B. The Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to make Loans. Pursuant to Section 5.22 of the Credit Agreement, each Domestic Material Subsidiary of the Company that was not in existence or not a Domestic Material Subsidiary on the date of the Credit Agreement is required to enter into the Guarantee Agreement as a Guarantor upon becoming a Domestic Material Subsidiary. Section 19 of the Guarantee Agreement provides that additional Subsidiaries of the Company may become Guarantors under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Company (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 19 of the Guarantee Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Guarantee Agreement shall be deemed to include the New Guarantor. The Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 13 of the Guarantee Agreement. All communications and notices hereunder to the New Guarantor shall be given to it in care of the Company.

SECTION 8. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR], as a Guarantor,
by

Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent,
by

Name:
Title:

Exhibit E

Form of Indemnity, Subrogation and Contribution Agreement

INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT, dated as of July 24, 2006, among THE VALSPAR CORPORATION, a Delaware corporation (the “Company”), each of the subsidiaries of the Company listed on Schedule I hereto (each such subsidiary individually a “Guarantor”, and collectively the “Guarantors”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”) for the Lenders (each as defined in the Credit Agreement referred to below).

Reference is made to the 364-Day Credit Agreement dated as of July 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Wachovia Bank, National Association, as Administrative Agent and Barclays Bank PLC, as Syndication Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lenders have agreed to make Revolving Loans to the Company pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. The Guarantors have guaranteed such Loans and the other Obligations (as defined in the Guarantee Agreement) of the Company under the Credit Agreement or any other Loan Document pursuant to the Guarantee Agreement. The obligations of the Lenders to make Loans are conditioned on, among other things, the execution and delivery by the Company and the Guarantors of an agreement in the form hereof.

Accordingly, the Company, each Guarantor and the Administrative Agent agree as follows:

SECTION 1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3), the Company agrees that in the event a payment shall be made on behalf of the Company by any Guarantor under the Guarantee Agreement, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment.

SECTION 2. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 3) that, in the event a payment shall be made by any other Guarantor under the Guarantee Agreement to satisfy a claim of the Administrative Agent or any Lender and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Company as provided in Section 1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 12, the date of the Supplement hereto executed and delivered by such Guarantor) and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 12, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 2 shall be subrogated to the rights of such Claiming Guarantor under Section 1 to the extent of such payment.

SECTION 3. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 1 and 2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Company or any other Guarantor to make the payments required by Sections 1 and 2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

SECTION 4. Termination. This Agreement shall survive and be in full force and effect so long as any Obligation is outstanding and has not been indefeasibly paid in full in cash, any Lender has a further commitment to lend under the Credit Agreement, and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Lender or any Guarantor upon the bankruptcy or reorganization of the Company, any Guarantor or otherwise. Any Guarantor shall cease to be a party to this Agreement and to be bound hereby at such time as it shall be released from its Guarantee in accordance with the provisions of the Guarantee Agreement.

SECTION 5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. No Waiver; Amendment. (a) No failure on the part of the Administrative Agent, any Lender or any Guarantor to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Administrative Agent, any Lender or any Guarantor preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. None of the Administrative Agent, any Lender and the Guarantors shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such parties.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Company, the Guarantors and the Administrative Agent, with the prior written consent of the Lenders or the Required Lenders if required under the Credit Agreement.

SECTION 7. Notices. All communications and notices hereunder shall be in writing and given as provided in the Guarantee Agreement and addressed as specified therein.

SECTION 8. Binding Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and permitted assigns. No Guarantor may assign or transfer any of its rights or obligations hereunder (and any such attempted assignment or transfer shall be void) without the prior written consent of the Required Lenders. Notwithstanding the foregoing, at the time any Guarantor is released from its obligations under the Guarantee Agreement in accordance with such Guarantee Agreement and the Credit Agreement, such Guarantor will cease to have any rights or obligations under this Agreement.

SECTION 9. Survival of Agreement; Severability. (a) All covenants and agreements made by the Company and each Guarantor herein and in the certificates or other instruments prepared or delivered in connection with this Agreement or the other Loan Documents shall be considered to have been relied upon by the Administrative Agent, the Lenders and each Guarantor and shall survive the making by the Lenders of the Loans and shall continue in full force and effect as long as the principal of or any accrued interest on any Loans or any other fee or amount payable under the Credit Agreement or this Agreement or under any of the other Loan Documents, the Commitments have not been terminated.

(b) In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall be effective with respect to any Guarantor or the Company when a counterpart bearing the signature of such Guarantor or the Company, as the case may be, shall have been delivered to the

Administrative Agent. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 11. Rules of Interpretation. The rules of interpretation specified in Section 1.03 of the Credit Agreement shall be applicable to this Agreement.

SECTION 12. Additional Guarantors. Pursuant to Section 5.22 of the Credit Agreement, each Domestic Material Subsidiary of the Company that was not in existence or was not such a Domestic Material Subsidiary on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming a Domestic Material Subsidiary. Upon execution and delivery, after the date hereof, by the Administrative Agent and such a Subsidiary of an instrument in the form of Annex 1 hereto, such Subsidiary shall become a party hereto with the same force and effect as if originally named as a party hereto. The execution and delivery of any instrument adding an additional Domestic Material Subsidiary as a party to this Agreement shall not require the consent of any other party hereto. The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Domestic Material Subsidiary as a party to this Agreement.

SECTION 13. Jurisdiction; Consent to Service of Process. (a)  The Company and each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Syndication Agent or any other Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

(b)  The Company and each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any such New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

SECTION 14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first appearing above.

THE VALSPAR CORPORATION,
by

Name:
Title:

ENGINEERED POLYMER SOLUTIONS, INC., as a Guarantor,
by

Name:
Title:

VALSPAR FINANCE CORPORATION, as a Guarantor,
by

Name:
Title:

VALSPAR COATINGS FINANCE CORPORATION, as a Guarantor,
by

Name:
Title:

VALSPAR SOURCING, INC., as a Guarantor,
by

Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent,
by

Name:
Title:

SCHEDULE 1

to the Idemnity, Subrogration

and Contribution Agreement

INITIAL GUARANTORS

Name of Guarantor	Jurisdiction of Organization
Engineered Polymer Solutions, Inc.	Delaware
Valspar Finance Corporation	Minnesota
Valspar Coatings Finance Corporation	Minnesota
Valspar Sourcing, Inc.	Minnesota

SUPPLEMENT NO. [          ] dated as of [          ], to the Indemnity, Subrogation and Contribution Agreement dated as of July 24, 2006 (as the same may be amended, supplemented or otherwise modified from time to time, the “Indemnity, Subrogation and Contribution Agreement”), among THE VALSPAR CORPORATION, a Delaware corporation (the “Company”), each of the subsidiaries of the Company party thereto (each such subsidiary individually a “Guarantor”, and collectively the “Guarantors”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”) for the Lenders (each as defined in the Credit Agreement referred to below).

A. Reference is made to the 364-Day Credit Agreement dated as of July 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the lenders from time to time party thereto (the “Lenders”), Wachovia Bank, National Association, as Administrative Agent and Barclays Bank PLC, as Syndication Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indemnity, Subrogation and Contribution Agreement and the Credit Agreement.

C. The Company and the Guarantors have entered into the Indemnity, Subrogation and Contribution Agreement in order to induce the Lenders to make Loans. Pursuant to Section 5.22 of the Credit Agreement, each Domestic Material Subsidiary of the Company that was not in existence or was not a Domestic Material Subsidiary on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming a Domestic Material Subsidiary. Notwithstanding the foregoing, a Domestic Material Subsidiary shall not be required to become a Guarantor under this Indemnity, Subrogation and Contribution Agreement if it would be a violation of applicable law for such Domestic Material Subsidiary to take such action or if, in the judgment of the Administrative Agent, in consultation with the Company, the expense, tax or regulatory consequences or difficulty of taking such action would not, in light of the benefits to accrue to the Lenders, justify taking such action. Section 12 of the Indemnity, Subrogation and Contribution Agreement provides that additional Subsidiaries of the Company may become Guarantors under the Indemnity, Subrogation and Contribution Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Company (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Indemnity, Subrogation and Contribution Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 12 of the Indemnity, Subrogation and Contribution Agreement, the New Guarantor by its signature below becomes a Guarantor under the Indemnity, Subrogation and Contribution Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby agrees to all the terms and provisions of the Indemnity, Subrogation and Contribution Agreement applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Indemnity, Subrogation and Contribution Agreement shall be deemed to include the New Guarantor. The Indemnity, Subrogation and Contribution Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Indemnity, Subrogation and Contribution Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In the event that any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Indemnity, Subrogation and Contribution Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 7 of the Indemnity, Subrogation and Contribution Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature.

SECTION 8. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Indemnity, Subrogation and Contribution Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR],
by

Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent,
by

Name:
Title: